December 10, 2007

Gryphon Gold Corporation
810-1130 West Pender Street
Vancouver, B.C. Canada V6E 4A4

Re: Registration Statement on Form SB-2, filed December 10, 2007

Ladies and Gentlemen:

We have acted as Nevada counsel to Gryphon Gold Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form SB-2 dated December 10, 2007 (the "Registration Statement") of an aggregate of 19,765,050 Shares of the Company's common Shares, par value $0.001 per share (the "Shares"). The Shares registered for sale consist of the following:

i.

9,500,000 Shares of Common Stock held by selling shareholders (the "9,500,000 Shares");

ii.

5,000,000 Shares of Common Stock acquirable upon exercise of the Company's Series G Warrants at Cdn.$1.00 if exercised within 12 months of the original issuance and at a price of Cdn.$l.25 if exercised thereafter, but prior to expiry, held by selling shareholders;

iii.

265,050 Shares of Common Stock acquirable upon exercise of Series H Brokers' Warrants, issued in connection with the placement of the Series G Warrants, at Cdn.$0.83 per share held by selling shareholders; and

iv.

5,000,000 Shares of Common Stock acquirable upon the conversion of a convertible note granted on August 21, 2007, due March 30, 2010, at an initial conversion price of US$1.00 per share during the first 12 month period following the original issuance, US$1.25 per share during the second 12 month period following the original issuance, US$1.50 per share thereafter, US$1.75 per share if converted on March 30, 2010.

Gryphon Gold Corporation
December 10, 2007

In connection with the opinions rendered in this letter we have examined the following documents:

a.         Copies of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State, as follows:

i.

Articles of Incorporation of the Company filed on April 24, 2003;

ii.

Certificate of Amendment to Articles of Incorporation for the Company filed on August 11, 2005.

b.         The Company's Second Amended and Restated Bylaws;

c.         Certificate of Existence for the Company issued by the Nevada Secretary of State on November 15, 2007;

d.         The Registration Statement;

e.         The Confidential Private Placement Subscription Agreement with respect to the sale of 5,500,000 Units of the Company, including the Series G Warrants, with Exhibit A (a form of Warrant) and Exhibits B through D attached thereto (the "Series G Subscription Agreements");

f.         The Confidential Private Placement Subscription Agreement with respect to the sale of the Series H Warrants with Exhibit A (a form of Warrant) and Exhibits B through D attached thereto (the "Series H Subscription Agreement");

g.         The Membership Interest Purchase Agreement dated as of July 4, 2007 (the "Purchase Agreement") by and among the Company, Gerald W. Baughman and Fabiola Baughman by which the Company purchased all of the interest of the Baughmans as Members of Nevada Eagle Resources LLC in consideration of, in part, 4,500,000 Shares of the Company's common stock and the Convertible Note (as defined below);

h.         The Consent of Directors of the Company in Lieu of Special Meeting-July 13, 2007 by which the Board of Directors of the Company approved the Series G Warrants (the "Series G Resolutions");

i.          Consent of Directors of the Company in Lieu of Special Meeting dated November 29, 2007 by which the Board of Directors of the Company approved the Series H Warrants, accepted the subscriptions for the Series G Warrants and authorized the issuance of certificates evidencing 5,000,000 shares and the Series G and Series H Warrants and matters related thereto (the "Series H Resolutions");

j.         The following minutes and consents evidencing actions of the Company's Board of Directors with respect to the Purchase Agreement:

Gryphon Gold Corporation
December 10, 2007

i.

Meeting Minutes of the Board of Directors of the Company dated 11 May, 2007;

ii.

Meeting Minutes of the Board of Directors of the Company dated June 21, 2007; and

iii.

Action By Written Consent of Directors of the Company in Lieu of Meeting dated August 21, 2007 approving the Purchase Agreement, the issuance of Shares pursuant thereto, the issuance of the Convertible Note and the reservation and issuance of the no Shares pursuant to the Convertible Note.

k.         Form of 5% Convertible Note due March 30, 2010 by the Company to the order of Gerald W. Baughman and Fabiola Baughman (the "Convertible Note"); and

1.         Gryphon Gold Corporation Officer's Certificate dated November 29, 2007 executed by Anthony D. J. Ker, CEO of the Company, certifying as to certain facts concerning the issuance of the Shares and the Convertible Note and the issuance of the Series G and Series H Warrants (the "Officer's Certificate").

The Series G Subscription Agreements and the Series H Subscriptions Agreements are collectively referred to in this letter as the "Subscription Agreements".

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Specifically, we have relied upon the Officer's Certificate to establish the facts described therein, including but not limited to that the 9,500,000 Shares have been issued to the recipients described in the Registration Statement and the consideration therefor has been received by the Company, that the Series G and Series H Warrants have been issued and the consideration therefor has been received by the Company, and that all consideration required to be received by the Company pursuant to the Purchase Agreement for the 4,500,000 Shares of common stock to be issued to the Baughmans and the issuance of the Convertible Note to the Baughmans has been received by the Company.

Gryphon Gold Corporation
December 10, 2007

Based on the foregoing, we are of the opinion that, under Nevada law:

1.         The 9,500,000 Shares have been duly authorized, validly issued and are fully paid and nonassessable;

2.         The Shares made issuable under the Series G Warrant and the Series H Warrants have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefore in accordance with the terms of the Subscription Agreements, the Series G Warrants and the Series H Warrants, will be fully paid and nonassessable; and

3.         The 5,000,000 Shares made issuable upon conversion pursuant to the Convertible Note have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor in accordance with the terms of the Convertible Note, will be fully paid and nonassessable.

Our opinions expressed above are limited to all applicable Nevada law, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting that law.

The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours, Woodburn and Wedge

/s/ John P. Fowler
John P. Fowler

JPF:bm